Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dr. Reddy’s Laboratories Limited

We consent to the incorporation by reference in the registration statement (No. 333-101013 and No. 141072) on Form S-8 and (No.333-138608) of Dr. Reddy’s Laboratories Limited (“the Company”) of our report dated June 15, 2018, with respect to the consolidated income statement, statement of comprehensive income, changes in equity and cash flows and the related notes (collectively, the consolidated financial statements) for the year ended March 31, 2018, and which report appears in the March 31, 2020 annual report on Form 20-F of the Company.

KPMG

Hyderabad, India

June 15, 2020